Exhibit 99.1

PRESS RELEASE

MACERICH PROVIDES UPDATED EARNINGS GUIDANCE FOR 2009

Santa Monica, CA (10/21/09)—The Macerich Company (NYSE Symbol: MAC) today announced that the company has revised its earnings guidance for 2009.

2009 Guidance Update

Management is providing revised guidance for both FFO per share-diluted and EPS for 2009. The revised guidance reflects the impact of the recently completed joint ventures and non-core asset sales. The reconciliation from the prior guidance is reflected below:

	Low End	High End
Previous FFO per share guidance	$4.25	$4.55
Impact of joint ventures completed in 3Q 2009 (1)	(.12)	(.12)
Impact of sales of non core assets during 2009 (2)	(.05)	(.05)
Impairment charge incurred in 2Q 2009 (3)	(.28)	(.28)

Potential offering of 12 million common shares	(.13)	(.13)
Impact of reducing expected same center EBITDA to -1.0% to -1.50%	(.10)	(.10)
Other factors including impact of issuing stock dividends	(.07)	(.07)
Revised FFO per share estimate for 2009:	$3.50	$3.80

(1)   Includes recently announced joint ventures involving the following properties: Queens Center, FlatIron Crossings Mall, Freehold Raceway Mall, and Chandler Fashion Center.

(2)   Year-to-date, the company has completed the sale of non core assets in the amount of $95MM.  These assets were unencumbered.

(3)   Reflects a 2Q2009 impairment charge of $27 million on assets held for sale and which were sold in 3Q2009.

The following table provides the reconciliation of the range of estimated EPS to estimated FFO per diluted-share.

For the year ending December 31, 2009	Low End	High End
Estimated EPS	$1.40	$1.70
Less gain on sale of depreciated assets	(1.37)	(1.37)
Depreciation and amortization including pro rata share of joint ventures	3.47	3.47
Revised estimated diluted FFO per share	$3.50	$3.80
Plus: Interest Expense	3.61	3.61
Plus: Non real estate depreciation, amortization of loan costs, income taxes, impairment charges and less gain on sale of undepreciated assets	.39	.39
Net operating income per share	$7.50	$7.80

The Company’s 2009 earnings guidance is based upon its internal forecasting and planning process and on many assumptions including management’s current view of market and economic conditions, including those specifically impacting the regional mall business.  Due to the uncertainty in the timing and economics of dispositions and acquisitions of assets and joint venture interests, the guidance ranges do not include any potential impact from such future dispositions or acquisitions.

Macerich is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. The Company is the sole general partner and owns an 87% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 75 million square feet of gross leaseable area consisting primarily of interests in 72 regional malls. Additional information about Macerich can be obtained from the Company’s Web site at www.macerich.com.

Note: This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; the liquidity of real estate investments, governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Reports on Form 10-Q, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

SOURCE: The Macerich Company

CONTACT: Arthur Coppola, Chairman and Chief Executive Officer, or Thomas E. O’Hern, Senior Executive Vice President and Chief Financial Officer, both of The Macerich Company, +1-310-394-6000

Web Site: http://www.macerich.com